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                                 EXHIBIT 10.(t)

                            MARION MERRELL DOW INC.
                        1995 INCENTIVE COMPENSATION PLAN

PART I

Purpose: To provide an annual cash bonus for successful progress toward individual goals related to the MMD Tactical Plan.

Eligibility:   All associates participate in this part of the plan.

Method: The following chart illustrates the 1995 participation level in the U.S. and Canada. Other countries may participate at lower levels.

Amounts:                                                 % OF BASE
                                                           SALARY
                                                         ---------

               Support                5% x 60%                3%
               Professional          10% x 60%                6%
               Manager               15% x 60%                9%
               Director              20% x 60%               12%
               Vice President A      30% x 60%               18%
               Vice President B      40% x 60%               24%
               Executive Staff       50--70% x 60%       30--42%

               Top performing associates through the director level could receive more as the following examples illustrate:



                                             1995 BONUS
                                                     Most            Top
                                        1995      Associates     Performers
                                        Bonus       80-90%          10-20%
                                        -----     ----------     ----------
               Administrative           3.0%          2.5%            5.0%
               Assistants

               Scientist                6.0%          5.0%           10.0%

               Accounting               9.0%          7.5%           15.0%
               Manager

               Director                12.0%         10.0%           20.0%
               Production

               Associates at the vice president levels would receive the bonus according to the schedule unless goals were not satisfactorily met, in which case it would be reduced. Top performers in this group have been identified as participants under Parts II and III (along with associates from the above group.)





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PART II - ASSOCIATE RETENTION PLAN

Purpose: To build future value while retaining talent and human resources vital to our long term success.

Eligibility:   Approximately 550 associates identified by the Management
               Committee and approved by the Executive Salary Committee as follows:

               -- Associates who possess critical skills not readily available.

               -- Associates who are assigned to critical projects related to MMD Tactical Plan.

               -- Associates who have the capability to assume greater responsibilities in the future and/or possess multi-disciplinary skills and experience.

Method: A restricted grant for MMD stock will be issued in the associate s name, held by MMD until vesting, at which time the shares will be delivered to the associate and may be held or sold. Dividends will be paid on these shares to the associate beginning immediately.

Amount:        Individual stock grants would range as follows:

               Professional Associates:        1,000 shares

               Director Associates:            3,000 shares

               Vice President Associates:    4-5,000 shares

               Executive Staff:               10,000 shares+


               A small number of associates were identified as deserving special consideration. Their grants are recommended at 20% above the levels listed. In total, we have identified 550 associates for participation. It s important to note that 80%+ associates participating in this portion of the plan are those who represent primary core competency areas for MMD defined as Operations, Sales & Marketing, and Research & Development groups. Corporate staff groups participate at the same level, but with fewer people proportionately.


Measurement/
Vesting: The primary objective of this plan is retention, with an ultimate distribution of restricted stock shares at the end of 5 years, however, an accelerated vesting along with an additional grant could be achieved if the participants were to accomplish significant results. The proposal is that the 5 year projection of possible opportunities would be delineated with point values assigned. The successful completion of 400 points would result in an accelerated vesting of 3--4 years rather than 5 and an additional 20% grant. (See MMD Tactical Plan.)


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Part III - BUILDING  LONG RANGE FINANCIAL STRENGTH

Purpose: To motivate selected associates to take actions which will result in long range financial strength and shareholder value.

Eligibility:   Management Committee members and selected other associates
               (58 in total) who are the  leaders, engineers  of MMD.

Method: A performance share approach will be utilized for this part of the plan. Performance shares are stock equivalent units calculated by the company on a specific date and then paid at a future stock price when the targets are achieved.

Vesting: The awards are paid in either MMD shares or cash on the date when the financial targets are achieved or the stock price reaches $30 (excluding speculative price movement), whichever comes first and within a five year period ending December 31, 1999. The financial targets used will be based upon the Freidheim approach considering earnings, growth in financial base, and financial strength.

Amounts: The number of performance shares are determined by multiplying a percent of annual salary (30% to 150%) and then converting this amount to equivalent shares using an $18 stock price.

               Additional shares can be earned by achieving a return on capital that exceeds 14% (for 2 consecutive years) as follows:

               1/2% above 14%      =  10% additional performance shares
               1% above 14%        =  20% additional performance shares
               1 1/2% above 14%    =  30% additional performance shares
               2% above 14%        =  40% additional performance shares
               2 1/2% above 14%    =  50% additional performance shares
               3% above 14%        =  60% maximum


OTHER ISSUES:


RETIREMENT:

For individuals who choose to retire after age 55 + 10, the following provisions will apply:


PART II

Associates who retire will receive a prorated number of shares based on milestones achieved or time vested, whichever is greater, under Part II of the plan subject to a non-compete provision. These shares would be distributed at the same time as all other participants.

PART III

All benefits under Part III will be forfeited for those electing to retire during the Plan.

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CHANGE OF CONTROL:
In the event of change of control as defined under the Omnibus Plan, Parts II and III will become 100% vested.

NEW PARTICIPANTS:

Annually, Management Committee members will be asked to review participants in Parts II and III to determine whether additional associates meet eligibility criteria set forth above. It is not envisioned that the Part II plan would ever exceed approximately 550 associates, or 60 associates in
Part III, but spaces in the program may become vacant due to turnover.

Management Committee will bring nominees to the Executive Salary Committee, who will review and approve all associates added. If approved, participation would be prorated based upon time (assuming a 5 year plan). For example, a director level associate added to Part II and Part III in the second year:

                    3,000 x 80% = 2,400 shares    Part II

                    30% x 80% = 24% of salary     Part III

Finally, it should be noted that while only a small group of associates is included in Part III of the plan, ALL ASSOCIATES may benefit through stock option gains.